For additional information, contact:
Andy Borrmann
EVP & Chief Financial Officer
678.734.3505

COLONY BANKCORP TO PARTICIPATE IN THE JANNEY
COMMUNITY BANK CEO FORUM

FITZGERALD, GA. (September 16, 2022) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) today announced that Heath Fountain, Chief Executive Officer, Andy Borrmann, Chief Financial Officer, and D. Copeland, President, will participate in the Janney Community Bank CEO Forum on September 19-20, 2022.

A copy of the investor presentation will be available prior to the event in the Investor Relations section of the Company’s website, www.colony.bank.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 39 locations throughout Georgia and Alabama. At Colony Bank, we offer a wide range of banking services including personal banking, business banking, mortgage solutions, government guaranteed lending solutions, and more. We have expanded our services to also include consumer insurance products, such as automotive, homeowners, and other insurance needs for our community. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on social media.